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Exhibit 99.(d)(3)

REPORT

        Agreement of the carrying amounts of assets and liabilities of the company "TIM HELLAS TELECOMMUNICATIONS S.A." based on the transformation balance sheet as at 15 June 2005 for the purpose of the merger by absorption of "TIM HELLAS TELECOMMUNICATIONS S.A." by the company "TROY GAC TELECOMMUNICATIONS S.A." as stipulated by Law 2166/1993.

REPORT

        Agreement of the carrying amounts of assets and liabilities of the company "TIM Hellas Telecommunication S.A." based on the transformation balance sheet as at 15 June 2005 for the purpose of the merger by absorption of "TIM Hellas Telecommunications S.A" by the company "TROY GAC Telecommunication S.A" as stipulated by Law 2166/1993.

1.     GENERAL

        In accordance with the minutes of the meeting of the Board of Directors, number 172, of the Societe Anonyme with the name "TIM HELLAS TELECOMMUNICATIONS S.A." dated 15 June 2005, we were appointed to perform a special audit, as stipulated by article 3, paragraph 2, section 3 of Law 2166/1993, in order to verify the carrying amounts of the assets and liabilities of the company, which are presented in the Transformation Balance Sheet as at 15 June 2005, the objective of which is the merger by absorption of the company "TIM HELLAS TELECOMMUNICATIONS S.A.", known as "TIM", by the Societe Anonyme "TROY GAC TELECOMMUNICATIONS S.A" known as "TROY GAC" (registration number M.A.E. 55017/01AT/B/03/177/05 and Tax Registration Number, A.F.M. 999510393), in accordance with articles 68-78 and 72-77 of Company Law 2190/1920 as well as the provisions, clauses, exemptions and facilitations of Law 2166/1993, Articles 1-5.

        In undertaking the above mentioned project assigned to us by the company, we compiled this report in accordance with Law 2166/1933, which relates to the carrying value of assets and liabilities of the absorbed company "TIM HELLAS TELECOMMUNICATIONS S.A." on the 15th of June 2005, the date at which the company prepared the Transformation Balance Sheet.

        The net asset position of the absorbed company "TIM HELLAS TELECOMMUNICATIONS S.A." is determined from the accounting data arising from the company's accounting books and records such accounting data does not include any estimates or accounting entries for the fair valuation of the assets and liabilities, which is in accordance with the provisions of the last section of paragraph 2 of article 3 of Law 2166/1993. For the agreement of account balances relating to the absorbed company's assets and liabilities, we relied upon:

  1)
  the books and records of the company: The company retains C category accounting records as per the Greek Code of Books and Records. The book values of the carrying amounts of assets and liabilities, as presented in the attached Transformation Balance Sheet, are those included in the inventory and financial statements register of the absorbed company (pages 292 up to 317)

  2)
  the Transformation Balance Sheet as at 15 June 2005.

2.     ESTABLISHMENT-HEAD OFFICE-DURATION-PURPOSE

2.1   Establishment

        "TIM HELLAS TELECOMMUNICATIONS S.A." was incorporated in Greece under act 5262/150792 of the Athens notary, Maria Vasileiou Theohari Rentzepi, and was amended by act 5311/27-07-2005 of the same notary (FEK 3902/4.2.92)

        The above company is currently registered in the records of Societies Anonyms of the Municipality of Athens—East Athens Sector, Division A.E., with registration number M.A.E 27039/01AT/B/92/1961 and Tax Registration Number, AFM 094353143 DOY FAEE Athens.

2.2   Head Office

        The head office of "TIM HELLAS TELECOMMUNICATIONS S.A." is located in the Municipality of Maroussi, 66 Kifissias Avenue.

2.3   Duration

        The duration of the company "TIM HELLAS TELECOMMUNICATIONS S.A." is determined to be 25 years.

2.4   Purpose

1)
The production, trading, installation, exploitation and operation of mobile telephone communications systems and the representation in Greece and abroad of mobile telephone services as well as any other activity relevant to the areas of mobile telephony, telecommunications, electronics and information technology in general, as well and any other similar activity.

2)
The representation of the above products in Greece and abroad.

3)
The participation, in whole or in part, in any other undertaking under any corporate or other form with similar or related purpose.

3.     SHARE CAPITAL

        The share capital of the company "TIM HELLAS TELECOMMUNICATIONS S.A." is euro 128.331.381,60 and is divided into eighty three million eight hundred seventy six thousand seven hundred and twenty registered shares with a par value of one euro and fifty three cents each (euro 1,53).

4.     SHAREHOLDERS

        The shareholders of the company "TIM HELLAS TELECOMMUNICATIONS S.A." are:

  1)
  A company named "TROY GAC Telecommunication S.A" whose head office is located in Athens, 3 Stratigou Tombra Street, Ag. Paraskevi, which holds 67.831.121 registered shares and with a percentage of participation in the share capital of 80,87%.

  2)
  Various (*), who hold 16.045.599 shares with a percentage of participation in the share capital of 19,13%.

(*) N.V. Algemeen Nederlands Trustkantoor ANT is the depository bank of the ADRs & DDRs of "TIM HELLAS TELECOMMUNICATIONS S.A." which are traded on the NASDAQ and Amsterdam stock exchanges.

5.     BOARD OF DIRECTORS

        In accordance with the articles of association "TIM HELLAS TELECOMMUNICATIONS S.A.", the board of directors is the statutory and executive body that manages the business activities of the company and represents the company. The Board of Directors presently consists of:

  1.
  Stylianos Argyros, Chairman of the Board of Directors
  2.
  Socrates Kominakis, Managing Director
  3.
  Philippe Costeletos, Member
  4.
  Giancarlo Aliberti, Member
  5.
  Vincenzo Morelli, Member
  6.
  Mathias Calice, Member
  7.
  Salim Nathoo, Member
  8.
  Michael Grabiner, Member

6.     BOOKS AND RECORDS OF THE COMPANY

        The books and records of the company "TIM HELLAS TELECOMMUNICATIONS S.A." on which we relied during our special audit, are listed in detail on Index II. The fiscal year ends on December 31 of each year.

7.     DETERMINATION OF THE CARRYING AMOUNTS OF THE COMPANY

A.    Summary

        Below we have summarized the carrying amounts of the company's net asset position as at 15 June 2005, the accounts relating to assets and liabilities are presented in condensed format, as they appear in the accounting records of the company, we have not estimated the fair value of such assets and liabilities nor proposed any revaluation entries, which is in accordance with the provisions of Law 2166/1993.

ASSETS	EURO
FIXED ASSETS
Intangible Assets	229.534.254,94
Tangible Assets	433.983.373,31
Investments And Other Long Term Receivables	2.984.448,87
Total Fixed Assets	666.502.077,12
CURRENT ASSETS
Inventories	10.689.332,10
Accounts Receivable	175.768.691,11
Cash and Banks	13.165.679,96
Total Current Assets	199.623.703,17
Transitory Accounts (Assets)	24.989.583,16
TOTAL ASSETS	891.115.363,45
LIABILITIES	EURO
PROVISIONS FOR CONTINGENCIES AND EXPENSES	17.241.885,98
LIABILITIES
Non-Current Liabilities	198.175.466,93
Current Liabilities	229.619.745,35
Total Liabilities	427.795.212,28
Transitory Accounts (Liabilities)	38.839.564,58
TOTAL LIABILITIES	483.876.662,84
SHAREHOLDERS EQUITY
Shareholders Equity consists of:
Shareholders Equity	407.238.700,61
Common Stock	128.331.381,60
Capital in Excess of Par Value	78.197.350,30
Revaluation Reserves—Government Grants	5.042.641,00
Reserves	12.518.592,57
Results Carried Forward (PROFIT)	182.755.019,94
Deposits for Capital Increase	393.715,20

B.    Agreement of the Carrying Amounts with detail analysis of the Balance Sheet Accounts

Euro
FIXED ASSETS	666.502.077,12

        Relates to the net book value of the following assets:

Intangible Assets	Euro
Licenses and Rights	171.318.430,65
Other Intangible Assets	58.215.824,29
Tangible Assets	Euro
Land	4.542.955,07
Buildings and Installations	149.602.105,79
Machinery—Technical Installations	232.954.141,60
Vehicles	6.244,88
Furniture and Office Equipment	18.389.688,18
Work in Progress	28.488.237,79

Investments And Other Long Term Receivables

Euro
Other Non-Current Receivables	2.984.448,87

        A detailed description of the Fixed Assets is presented on pages 295 to 296 in the Legalized Inventory and Financial Statements Register.

        Detailed statements of land, buildings, machinery, vehicles, and furniture and office equipment of the company "TIM HELLAS TELECOMMUNICATIONS S.A." have been recorded in the Fixed Assets Register.

Euro
Current Assets	199.623.703,17

Inventories	10.689.332,10

Merchandise	10.088.463,24
Spare parts	600.868,86

        The aforementioned inventories are presented in detail on page 296 in the Legalized Inventory and Financial Statements Register.

Accounts Receivable	175.768.691,11

Customers	189.976.808,62
(Less: Provision for Doubtful Customers)	(36.619.141,40)
Cheques Receivable	13.089.220,75
Cheques in Arrear	2.067.183,72
Less: Provision for Doubtful Cheques	(2.067.183,72)
Various Debtors	6.778.593,15
Deposits and Advances	2.543.209,99

        The aforementioned accounts are presented in detail on pages 296 to 302 in the Legalized Inventory and Financial Statements Register.

Cash and Banks	13.165.679,96

Cash on Hand	366.683,76
Cash at Banks	12.798.996,20

        The aforementioned balances are recorded in detail on pages 305 to 306 in the Legalized Inventory and Financial Statements Register.

Transitory Accounts (Assets)	24.989.583,16

Prepaid Expenses	9.835.741,98
Accrued Income	15.153.841,18

        The aforementioned balances are recorded in detail on pages 302 to 305 in the Legalized Inventory and Financial Statements Register.

Total Assets	891.115.363,45

LIABILITIES	Euro
Capital and Reserves	407.238.700,61

Share Capital
Paid in Share Capital (83.876.720 sh. at euro 1,53€ each)	128.331.381,60
Capital in excess of par value	78.197.350,30
Revaluation reserves—Government grants
Reserve Revaluation from Other Assets	5.042.641,00
Reserves
Legal Reserve	12.211.335,23
Tax Free Reserves, based on specific laws	307.257,34
Results Carried Forward
Retained Earnings Carried Forward	182.755.019,94
Deposits for Capital Increase
Shareholders Deposits	393.715,20

        The non distribution of dividends is subject to the approval of the General Assembly. The above balances are included in detail on page 307 in the Legalized Inventory and Financial Statements Register.

Euro
Provisions For Contingencies and Expenses	17.241.885,98
Reserve for Staff Retirement Indemnities	2.611.525,00
Other Provisions	14.630.360,98
Non-Current Liabilities	198.175.466,94
Bond Loans	166.000.000,00
Other Long Term Liabilities	32.175.466,94
Current Liabilities	229.619.745,35
Suppliers	185.405.235,72
Taxes and Duties Payable	24.631.716,62
Social Security Payable	1.519.632,02
Current Portion of Long Term Loans	14.673.517,00
Intercompany Accounts Payable	3.943,22
Various Creditors	3.385.700,77
Transitory Accounts (Liabilities)	38.839.564,58
Deferred Income	14.609.861,18
Accrued Expenses	19.870.281,43
Other Accruals	4.359.421,97

        The aforementioned balances are recorded in detail on pages 307 to 310 in the Legalized Inventory and Financial Statements Register.

        The tax returns of the Company have been audited by the tax authorities up to the fiscal year 2002 and as such the tax liabilities of the Company for corporate income tax and other taxes have not been finalized.

Total Liabilities	891.115.363,45

The Transformation Balance Sheet as of 15 June 2005 is included in (Index I).

ASSESSMENT OF NET ASSET POSITION—CONCLUSION

        In summary, we would like to note that our special audit performed in order to agree the carrying amounts of the assets and liabilities of the absorbed company "TIM HELLAS TELECOMMUNICATIONS S.A.", which are described in detail in this report, relied on the books and records of the company, in accordance with the provisions of Law 2166/1993.

        Based on the above, the net asset position of the company which is located at 66 Kifissias Ave., is positive and as at 15 June 2005 in accordance with Law 2166/1993 amounted to euro 407.238.700,61, as is disclosed in the attached Transformation Balance Sheet.

Athens, 20 July 2005

The Certified Auditor Accountant Sofia Kalomenides S.O.E.L. Reg. No. 13301

INDEX I

INDEX II

LOCATION TYPE	LOCATION NUMBER	DESCRIPTION	PAGES	CONSIDERATION NUMBER
HEAD OFFICE	HEAD OFFICE	Inventory and Financial Statements Register	1-398	4087/1994
HEAD OFFICE	HEAD OFFICE	Trial balance with full analysis	1-2000	4702/2004
HEAD OFFICE	HEAD OFFICE	CD-ROM Legalized labels inventory ledger	6-14	22533/2004
HEAD OFFICE	HEAD OFFICE	CD-ROM Legalized labels inventory ledger	1-20	13509/2005
HEAD OFFICE	HEAD OFFICE	Inventory List	20001-24000	20665/2002
		BRANCHES		INVENTORY
BRANCH	1	ITHAKIS & SOLONOS, THES/KI	1-150	4717/2004
BRANCH	2	KIFISSOS 42 & ITEAS, PERISTERI	1-150	4713/2004
BRANCH	3	AROI SAMAKIA, PATRA	1-150	4725/2004
BRANCH	6	THESSALONIKIS 57, N.PHILADEPHIA	1-150	4714/2004
STORE	12	AG. ANDREOU 24 & KOLOKOTRONI, PATRA	1-100	4178/2002
STORE	13	MITROPOLEOS 23 & KOMNINON	1-100	4180/2002
STORE	14	EL.VENIZELOY SQ 21, HRAKLEIO CRETE	1-100	4189/2002
STORE	17	PAPAKIRIAZI 21, LARISSA	1-100	4183/2002
STORE	19	NEDONTOS 76, KALAMATA	1-100	4186/2002
STORE	22	EATHN.ANTISTASEOS 21,KALAMARIA	1-100	4192/2002
OFFICE	24	ATHINON AVE. 106, AKADIMIAS PLATONOS	1-150	4709/2004
OFFICE	25	7o KM LARISSA-NIKAIA,LARISSA	1-150	4722/2004
STORE	27	MIKRO DATO MUNICIPALITY PHILIPPON,KRINIDES	1-150	4724/2004
STORE	30	N.ETHN. PATRON ATHINON 210, PATRA	1-100	4179/2002
STORE	38	METAMORFOSEOS 38, KALAMARIA THES/KIS	1-100	3117/2003
STORE	39	EGNATIAS 47 & I.DRAGOUMI THES/KI	1-100	3108/2003
STORE	44	AG.ANDREOU 135 & VOTSI, PATRA	1-100	3112/2003
STORE	46	TOBATZI 15, THES/KI	1-100	3113/2003
STORE	50	TSIMISKI 102, THES/KI	1-100	3111/2003
STORE	51	DIKAIOSINIS 41, HRAKLEIO	1-100	3115/2003
STORE	54	THESI ATHANATOI, HRAKLEIO KRHTHS	1-150	4720/2004
STORE	59	GIANNITSON, KOTTA ROULIA & IOAN.KOLETTH,THES/KI	101-200	5339/2005
STORE	60	EL.VENIZELOU 11, THES/KI	101-200	5340/2005

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REPORT
INDEX I
INDEX II